Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS SECOND QUARTER 2017 RESULTS
COMPANY INCRESES FULL-YEAR 2017 GUIDANCE

TAMPA, Fla. (Aug 4, 2017) - WellCare Health Plans, Inc. (NYSE: WCG) (“WellCare”) today reported results for the quarter ended June 30, 2017. As determined under generally accepted accounting principles (GAAP), net income for the second quarter of 2017 was $74.1 million, or $1.65 per diluted share. Adjusted net income for the second quarter of 2017 was $113.4 million, or $2.52 per diluted share.

“We produced substantial year-over-year premium growth in the second quarter, coupled with strong margins,” said Ken Burdick, WellCare’s chief executive officer. “All three lines of business contributed to year-over-year revenue growth through a combination of organic growth and acquisitions. While we are pleased to increase our 2017 adjusted earnings per diluted share guidance, we are focused on 2018 and beyond.”

Key Metrics	2Q17	2Q16
Earnings per diluted share (EPS) (GAAP)	$1.65	$2.04
Adjusted EPS(1)	$2.52	$2.23
Net income margin (GAAP)	1.7%	2.5%
Adjusted net income margin(1)	2.7%	2.8%

Total Premium Revenue (GAAP) ($ millions)	$4,293.6	$3,590.6
Adjusted Premium Revenue(1) ($ millions)	$4,262.4	$3,504.7

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,751.4	$2,378.4
Adjusted Medicaid Health Plans(1)	$2,720.2	$2,292.5
Medicare Health Plans	$1,316.6	$987.5
Medicare Prescription Drug Plans (PDP)	$225.6	$224.7

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	86.8%	83.6%
Adjusted Medicaid Health Plans(1)	87.7%	86.7%
Medicare Health Plans	86.4%	84.2%
Medicare Prescription Drug Plans (PDP)	86.5%	75.1%

Selling, General and Administrative (SG&A) Ratio (GAAP)	8.5%	7.7%
Adjusted SG&A Ratio(1)	7.9%	7.7%
(1)Refer to the Basis of Presentation for a discussion of adjusted (non-GAAP) financial measures.

Key Highlights

•	GAAP and adjusted total premium revenue for the second quarter of 2017 increased 19.6 percent and 21.6 percent, respectively, compared with the second quarter of 2016.

•	GAAP and adjusted Medicaid Health Plans premium revenue for the second quarter of 2017 increased 15.7 percent and 18.7 percent, respectively, compared with the second quarter of 2016.

•	Medicare Health Plans premium revenue for the second quarter of 2017 increased 33.3 percent compared with the second quarter of 2016.

•
As previously announced, WellCare completed its acquisition of Universal American Corp. (“Universal American”) on April 28, 2017. The company’s consolidated financial results for the second quarter of 2017 include the results of Universal American since that date.

•
On May 1, 2017, WellCare began services under the MO HealthNet Managed Care (Medicaid) program’s statewide expansion. As of June 30, 2017, the company served approximately 298,000 Medicaid members in Missouri.

•
On May 1, 2017, WellCare completed its previously announced acquisition of certain Arizona Medicaid assets of Phoenix Health Plan (“PHP assets”). The transaction included the transfer of PHP’s Medicaid members to Care1st Arizona Health Plan, Inc. (“Care1st Arizona”), a wholly owned subsidiary of WellCare. As of June 30, 2017, Care1st Arizona served approximately 158,000 Medicaid members in Arizona.

2017 Financial Outlook
WellCare is increasing its full-year 2017 adjusted EPS guidance to a range of $6.75 to $6.95 from its previous guidance range of $6.55 to $6.80 per diluted share. Please refer to the guidance table included in this release for specific 2017 guidance metrics.

Consolidated Operations Results
GAAP net income for the second quarter of 2017 was $74.1 million, or $1.65 per diluted share, compared with GAAP net income of $90.8 million, or $2.04 per diluted share, for the second quarter of 2016. The year-over-year decrease was primarily the result of the $26.1 million, pretax, or $0.37 per diluted share, loss on extinguishment of debt related to the company’s early redemption, on April 7, 2017, of its 5.75% $900.0 million of senior notes otherwise due 2020 (“2020 notes”), and one-time transaction and integration costs of $25.6 million, pretax, or $0.36 per diluted share, related to the acquisition of Universal American, partially offset by continued operational execution.

Adjusted net income for the second quarter of 2017 was $113.4 million, or $2.52 per diluted share, compared with adjusted net income of $99.5 million, or $2.23 per diluted share, for the second quarter of 2016. The year-over-year increase in adjusted net income was primarily the result of premium revenue growth in the company’s Medicaid Health Plans and Medicare Health Plans segments and continued operational execution.

GAAP net income margin for the second quarter of 2017 was 1.7 percent compared with 2.5 percent for the second quarter of 2016. Adjusted net income margin for the second quarter of 2017 was 2.7 percent compared with 2.8 percent for the second quarter of 2016.

GAAP and adjusted total premium revenue of $4.3 billion for the second quarter of 2017 increased 19.6 percent and 21.6 percent, respectively, compared with the second quarter of 2016. The year-over-year increases in GAAP and adjusted total premium revenue were primarily the result of the company’s acquisitions of Universal American and Care1st Arizona and organic growth across all three lines of business.

GAAP SG&A expense was $365.5 million for the second quarter of 2017 compared with $278.0 million for the second quarter of 2016. The GAAP SG&A expense ratio was 8.5 percent for the second quarter of 2017 compared with 7.7 percent for the second quarter of 2016. The year-over-year increases were primarily the result of the company’s acquisitions of Universal American, including one-time transaction and integration costs, and Care1st Arizona as well as staffing and infrastructure costs to support organic growth.

Adjusted SG&A expense was $336.7 million for the second quarter of 2017 compared with $270.0 million for the second quarter of 2016. The adjusted SG&A expense ratio was 7.9 percent for the second quarter of 2017 compared with 7.7 percent for the second quarter of 2016. The year-over-year increases were primarily the result of the company’s acquisitions of Universal American and Care1st Arizona as well as staffing and infrastructure costs to support organic growth.

Medicaid Health Plans Segment Results
The company’s Medicaid Health Plans segment produced strong growth in the second quarter of 2017 compared with the second quarter of 2016. The launch of the company’s expanded Missouri Medicaid business, two acquisitions in Arizona and new Nebraska Medicaid business were the primary drivers in the year-over-year increases in Medicaid Health Plans membership as well as GAAP and adjusted premium revenue as described below:

•
Medicaid Health Plans membership was 2.8 million members at June 30, 2017, and increased by 402,000 members, or 16.6 percent, compared with June 30, 2016. Medicaid Health Plans membership increased sequentially by 205,000 members, or 7.8 percent, from March 31, 2017.

•
GAAP and adjusted Medicaid Health Plans premium revenue of $2.8 billion and $2.7 billion, respectively, for the second quarter of 2017 increased 15.7 percent and 18.7 percent, respectively, compared with the second quarter of 2016.

The GAAP Medicaid Health Plans MBR was 86.8 percent for the second quarter of 2017 compared with 83.6 percent for the second quarter of 2016. The year-over-year increase was primarily due to the effect of the ACA industry fee moratorium and, as a result, the elimination of associated Medicaid reimbursement revenue, the addition of new Medicaid businesses in Arizona and Nebraska, and new members from the statewide expansion of the Missouri Medicaid program.

The adjusted Medicaid Health Plans MBR was 87.7 percent for the second quarter of 2017 compared with 86.7 percent for the second quarter of 2016. The year-over-year increase was primarily due to the addition of new Medicaid businesses in Arizona and Nebraska and new members from the statewide expansion of the Missouri Medicaid program.

Medicare Health Plans Segment Results
Medicare Health Plans membership was 484,000 members as of June 30, 2017, and increased by 153,000 members, or 46.2 percent, compared with June 30, 2016, primarily as a result of the company’s acquisition of Universal American, 2017 bid positioning and continued execution on sales and retention initiatives. Sequentially, Medicare Health Plans membership increased by 128,000 members, or 36.0 percent, from March 31, 2017, primarily as a result of the company’s acquisition of Universal American.

Medicare Health Plans premium revenue of $1.3 billion for the second quarter of 2017 increased 33.3 percent compared with the second quarter of 2016. The increase was primarily due to the company’s acquisition of Universal American and year-over-year organic membership growth.

The Medicare Health Plans MBR for the second quarter of 2017 was 86.4 percent compared with 84.2 percent for the second quarter of 2016. The 220 basis point increase is primarily the result of the company’s acquisition of Universal American and increased investments in quality initiatives.

Medicare Prescription Drug Plans (PDP) Segment Results
Medicare PDP membership was 1.1 million as of June 30, 2017, and increased by 104,000 members, or 10.3 percent, compared with June 30, 2016, primarily as a result of the company’s 2017 bid positioning. Sequentially, Medicare PDP membership increased by 17,000 members, or 1.5 percent, from March 31, 2017.

Medicare PDP premium revenue of $225.6 million for the second quarter of 2017 was essentially flat compared with the second quarter of 2016.

The Medicare PDP segment MBR for the second quarter of 2017 was 86.5 percent compared with 75.1 percent for the second quarter of 2016. The year-over-year increase was primarily the result of the company’s 2017 bid strategy.

Operating Cash Flow and Financial Condition
Net cash used by operating activities was $59.6 million for the three months ended June 30, 2017, compared with net cash provided by operating activities of $51.2 million for the three months ended June 30, 2016.

As of June 30, 2017, unregulated cash and investments were approximately $298.6 million compared with $833.3 million as of June 30, 2016 and $1.9 billion as of March 31, 2017. The year-over-year decrease was primarily the result of the early redemption in full of the 2020 notes and funding the acquisitions of Universal American, Care1st Arizona and PHP assets, offset by the issuance of 5.25% senior notes due 2025 in aggregate principal amount of $1.2 billion. The sequential decrease was due to the early redemption of the 2020 notes and the funding of the Universal American and PHP assets acquisitions.

Days in claims payable (DCP) was 47.8 days as of June 30, 2017 compared with 46.2 days as of March 31, 2017 and 49.3 days as of June 30, 2016.

Conference Call and Webcast
A discussion of WellCare’s second quarter 2017 results will be available via a conference call and live webcast today at 9:00 a.m. EDT.

The conference call will be webcast live from the company’s website and will be available at the following link: http://services.choruscall.com/links/wcg170804.html. The webcast should be accessed a few minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at http://ir.wellcare.com/Event/.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10109673. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial-in number (toll-free):        1-844-492-3724
International participant dial-in number:            1-412-542-4185

A telephonic replay will be available until midnight EDT on Friday, August 11, 2017. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10109673:

Domestic replay (toll-free) number:             1-877-344-7529
International replay number:                1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 4.4 million members nationwide as of June 30, 2017. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Basis of Presentation
Discontinued Operations
In 2016, Universal American completed the sale of its life insurance business while retaining ownership of the life insurance subsidiary. Universal American entered into a 100% quota-share reinsurance treaty with the buyer which, among others, results in the reinsurance of all of the life insurance policies underwritten by the retained subsidiary. Accordingly, the discontinued business did not materially affect WellCare’s results of operations for the three and six months ended June 30, 2017. For additional information, refer to Note 13-Discontinued Operations within the Condensed Consolidated Financial Statements included in the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2017, which will be filed within 40 days following the last day of the quarter ended June 30, 2017.

Non-GAAP Financial Measures
In addition to results determined under GAAP, WellCare provides certain non-GAAP financial measures that management believes are useful in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company has provided a reconciliation of the historical non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

Earnings per share, net income and, as noted below, other specific operating and financial measures have been adjusted for the effect of certain expenses, and as appropriate, the related tax effect, related to previously disclosed government investigations and related litigation and resolution costs (“investigation costs”); amortization expense associated with acquisitions (“acquisition-related amortization expenses”); certain one-time transaction costs related to the acquisition of Universal American (“Universal American-related transaction costs”); certain one-time costs associated with the integration of Universal American’s operations expected to be incurred through 2019 (“Universal American-related integration costs”); and the costs associated with the redemption of the company’s 2020 notes, including the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes (“loss on extinguishment of debt”). In addition, in 2016, these financial measures have been adjusted for the effect of transitory costs related to the company’s decision to change its pharmacy benefit manager as of January 1, 2016 ("PBM transitory costs"); certain nonrecurring incurred Iowa-related SG&A expenses relating to readiness costs, certain wind-down costs of WellCare's Iowa operations and certain legal costs ("Iowa SG&A costs"); and costs related to the 2015 divestiture of Sterling Life Insurance Company ("Sterling divestiture costs").

Although the excluded items may recur, WellCare believes that by providing non-GAAP measures exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting its core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not expect to reoccur. WellCare has adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of its business operations. The other costs mentioned above are related to specific 2016 and 2017 events, which do not reflect the underlying ongoing performance of the business.

In addition, because reimbursements for Medicaid premium tax and the ACA industry fee are both included in the premium rates or reimbursement established in certain Medicaid contracts and also recognized separately as a component of expense, the company excludes these reimbursements from premium revenue when calculating key ratios as the company believes that these components are not indicative of operating performance.

The company is not able to project at the time of this news release the amount of expenses associated with investigation costs and Universal American-related integration costs to be to be incurred during the remainder of 2017, and, therefore, cannot reconcile projected non-GAAP measures affected by these items to projected GAAP measures.

Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue and Medicaid reimbursements of the ACA industry fee. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs, Universal American-related transaction and integration costs, PBM transitory costs, Sterling divestiture costs and Iowa SG&A costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
Adjusted depreciation & amortization (non-GAAP) = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, acquisition-related amortization expenses, Universal American-related transaction and integration costs, PBM transitory costs, Sterling divestiture costs, loss on extinguishment of debt and Iowa SG&A costs.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total premium revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook and the start date of new Medicaid programs contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, the appropriation and payment by state governments of Medicaid premiums receivable, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, and WellCare’s ability to meet the requirements of readiness reviews. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission, included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Angie McCabe	Chris Curran
Tel: 813-206-6958	Tel: 813-206-5428
angie.mccabe@wellcare.com	chris.curran@wellcare.com

2017 Financial Outlook
WellCare is increasing its full-year 2017 adjusted EPS guidance to a range of $6.75 to $6.95 from its previous guidance range of $6.55 to $6.80.

Guidance Metric	2017 Guidance as of August 4, 2017	2017 Guidance as of May 3, 2017
Segment premium revenue:
GAAP Medicaid Health Plans	$10.5B to $10.7B	$10.5B to $10.7B
Adjusted Medicaid Health Plans(1)	$10.4B to $10.6B	$10.4B to $10.6B
Medicare Health Plans	$5.20B to $5.35B	$5.20B to $5.35B
Medicare PDP	$850M to $900M	$850M to $900M
Total GAAP premium revenue	$16.55B to $16.95B	$16.55B to $16.95B
Total adjusted premium revenue(1)	$16.45B to $16.85B	$16.45B to $16.85B

Investment & other income*	$40M to $45M	$40M to $45M

Segment MBR:
GAAP Medicaid Health Plans	88.6% to 89.3%	88.6% to 89.6%
Adjusted Medicaid Health Plans(1)	89.5% to 90.2%	89.5% to 90.5%
Medicare Health Plans	85.50% to 86.75%	85.50% to 86.75%
Medicare PDP	80.5% to 82.5%	80.5% to 82.5%

Adjusted SG&A ratio(2)(7)	8.00% to 8.25%	7.95% to 8.20%
GAAP depreciation & amortization	$119M to $123M	---
Adjusted depreciation & amortization(3)	$87M to $91M	$87M to $91M
Interest expense	$68M to $70M	$68M to $70M
Adjusted effective income tax rate(4)(7)	37.0% to 38.0%	37.5% to 38.5%

Adjusted earnings per diluted share(5)(6)(7)	$6.75 to $6.95	$6.55 to $6.80

*Investment & other income primarily includes investment income, specialty pharmacy business sold to nonmembers and equity from earnings in unconsolidated subsidiaries. The company presents equity from earnings in unconsolidated subsidiaries as a separate line item in its statement of comprehensive income as required under GAAP.

(1) Excludes an estimated $118.0 million to $123.0 million in Medicaid premium taxes.
(2) Excludes estimated Medicaid premium taxes; investigation costs; Universal American-related integration costs and approximately $30 million of Universal American-related transaction costs.
(3) Excludes an estimated $31.0 million to $36.0 million in acquisition-related amortization expenses.
(4) Excludes the estimated income tax effect associated with the investigation costs, acquisition-related amortization expenses, Universal American-related transaction and integration costs, and loss on extinguishment of debt.

(5) Excludes a one-time loss on extinguishment of debt of approximately $26.1 million pre-tax, or $0.37 per diluted share, primarily related to the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes recorded in the second quarter of 2017.

(6) The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net-of-tax effect of investigation costs, acquisition-related amortization expense, Universal American-related transaction and integration costs and loss on extinguishment of debt.

(7) WellCare is not able to estimate amounts associated with the investigation costs, and Universal American-related integration costs expected to be incurred in 2017 and, therefore, cannot reconcile these metrics to total projected GAAP metrics. WellCare estimates that $25 million to $30 million of Universal American-related integration costs will be incurred through 2019.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				March 31, 2017		June 30, 2016
	June 30, 2017	March 31, 2017	June 30, 2016	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	768,000	776,000	773,000	(8,000)	(1.0)%	(5,000)	(0.6)%
Georgia	577,000	579,000	580,000	(2,000)	(0.3)%	(3,000)	(0.5)%
Kentucky	446,000	446,000	445,000	—	—%	1,000	0.2%
Missouri	298,000	123,000	117,000	175,000	142.3%	181,000	154.7%
Arizona	158,000	116,000	—	42,000	36.2%	158,000	—
Illinois	145,000	156,000	168,000	(11,000)	(7.1)%	(23,000)	(13.7)%
New York	143,000	141,000	129,000	2,000	1.4%	14,000	10.9%
Other states	293,000	286,000	214,000	7,000	2.4%	79,000	36.9%
Total Medicaid Health Plans Membership (1)	2,828,000	2,623,000	2,426,000	205,000	7.8%	402,000	16.6%

Medicaid Health Plans Membership by Program:
TANF	2,370,000	2,176,000	2,018,000	194,000	8.9%	352,000	17.4%
SSI, ABD, Duals and LTC	302,000	297,000	279,000	5,000	1.7%	23,000	8.2%
CHIP and other	156,000	150,000	129,000	6,000	4.0%	27,000	20.9%
Total Medicaid Health Plans Membership (1)	2,828,000	2,623,000	2,426,000	205,000	7.8%	402,000	16.6%

Medicare Health Plans:
Medicare Advantage by State:
Texas	106,000	34,000	34,000	72,000	211.8%	72,000	211.8%
Florida	100,000	99,000	92,000	1,000	1.0%	8,000	8.7%
New York	88,000	44,000	42,000	44,000	100.0%	46,000	109.5%
Georgia	45,000	44,000	38,000	1,000	2.3%	7,000	18.4%
Other states	145,000	135,000	125,000	10,000	7.4%	20,000	16.0%
Total Medicare Health Plans (1)	484,000	356,000	331,000	128,000	36.0%	153,000	46.2%

Medicare Prescription Drug Plans	1,116,000	1,099,000	1,012,000	17,000	1.5%	104,000	10.3%

Total Membership	4,428,000	4,078,000	3,769,000	350,000	8.6%	659,000	17.5%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible and participate in both our Medicaid and Medicare programs. The dually-eligible membership was 51,000, 47,000 and 44,000 at June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Premium	$4,262.4	$3,504.7	$8,179.5	$6,955.4
Medicaid premium taxes	31.2	27.6	61.1	54.8
ACA industry fee reimbursement	—	58.3	—	116.4
Total premium	4,293.6	3,590.6	8,240.6	7,126.6
Investment and other income	11.4	3.8	18.6	8.3
Total revenues	4,305.0	3,594.4	8,259.2	7,134.9

Expenses:
Medical benefits	3,719.0	2,988.9	7,197.6	6,050.8
Selling, general and administrative	365.5	278.0	667.9	546.9
ACA industry fee	—	56.9	—	113.9
Medicaid premium taxes	31.2	27.6	61.1	54.8
Depreciation and amortization	29.3	21.7	53.2	42.5
Interest	18.1	14.6	34.3	30.4
Total expenses	4,163.1	3,387.7	8,014.1	6,839.3
Income from operations	141.9	206.7	245.1	295.6
Loss on extinguishment of debt	26.1	—	26.1	—
Income before income taxes and equity in losses of unconsolidated subsidiaries	115.8	206.7	219.0	295.6
Equity in losses of unconsolidated subsidiaries	(1.1)	—	(1.1)	—
Income before income taxes	114.7	206.7	217.9	295.6
Income tax expense	40.6	115.9	76.5	167.0
Net income	$74.1	$90.8	$141.4	$128.6

Earnings per common share:
Basic	$1.67	$2.05	$3.18	$2.91
Diluted	$1.65	$2.04	$3.15	$2.89

Weighted average common shares outstanding:
Basic	44,498,610	44,260,767	44,432,299	44,212,984
Diluted	44,934,051	44,549,955	44,880,357	44,521,855

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	June 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$4,031.3	$3,961.4
Short-term investments	511.9	124.2
Premiums receivable, net	1,076.3	498.6
Pharmacy rebates receivable, net	341.6	278.0
Receivables from government partners	100.8	—
Funds receivable for the benefit of members	24.5	32.6
Prepaid expenses and other current assets, net	260.5	224.8
Total current assets	6,346.9	5,119.6

Property, equipment and capitalized software, net	291.1	274.5
Goodwill	651.5	392.5
Other intangible assets, net	384.5	74.1
Long-term investments	404.0	57.3
Restricted investments	213.6	234.3
Other assets	3.5	0.5
Assets of discontinued operations (1)	218.0	—
Total Assets	$8,513.1	$6,152.8

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$2,004.4	$1,690.5
Unearned premiums	539.6	3.3
Accounts payable and accrued expenses	541.6	668.5
Funds payable for the benefit of members	1,346.2	390.3
Other payables to government partners	394.9	303.2
Total current liabilities	4,826.7	3,055.8

Deferred income tax liability	96.8	63.4
Long-term debt	1,180.8	997.6
Other liabilities	38.5	35.9
Liabilities of discontinued operations (1)	218.0	—
Total liabilities	6,360.8	4,152.7

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,507,822 and 44,293,881 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively)	0.4	0.4
Paid-in capital	556.8	546.9
Retained earnings	1,595.2	1,453.8
Accumulated other comprehensive loss	(0.1)	(1.0)
Total Stockholders' Equity	2,152.3	2,000.1
Total Liabilities and Stockholders' Equity	$8,513.1	$6,152.8
(a) Refer to the basis of presentation for a discussion of discontinued operations.

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$141.4	$128.6
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	53.2	42.5
Loss on extinguishment of debt	26.1	—
Stock-based compensation expense	23.5	15.0
Deferred taxes, net	(34.5)	5.0
Other, net	7.3	8.9
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(480.8)	(427.8)
Pharmacy rebates receivable, net	(50.7)	(86.8)
Medical benefits payable	186.4	82.7
Unearned premiums	537.6	(24.0)
Other payables to government partners	(20.7)	40.0
Accrued liabilities and other, net	(53.9)	155.7
Net cash provided by (used in) operating activities	334.9	(60.2)

Cash flow from investing activities:
Acquisitions and acquisition-related settlements, net of cash acquired	(717.9)	(21.1)
Purchases of investments	(801.8)	(194.1)
Proceeds from sales and maturities of investments	341.3	223.7
Additions to property, equipment and capitalized software, net	(54.4)	(37.6)
Net cash used in investing activities	(1,232.8)	(29.1)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	1,182.2	196.9
Payments on debt	(1,026.1)	(300.0)
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(13.6)	(5.6)
Funds received for the benefit of members, net	834.4	318.3
Other, net	(9.1)	(3.2)
Net cash provided by financing activities	967.8	206.4

Increase in cash and cash equivalents	69.9	117.1
Balance at beginning of period	3,961.4	2,407.0
Balance at end of period	$4,031.3	$2,524.1

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$94.9	$69.6
Cash paid for interest	$22.5	$28.7

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$3.5	$4.6

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Medicaid Health Plans Segment:
Adjusted premium revenue (a)	$2,720.2	$2,292.5	5,274.5	4,518.9
Medicaid premium taxes	31.2	27.6	61.1	54.8
ACA industry fee reimbursement	—	58.3	—	116.4
Premium revenue (GAAP)	2,751.4	2,378.4	5,335.6	4,690.1

Medical benefits expense	2,386.9	1,988.1	4,697.5	3,990.0

Medical benefits ratio (GAAP)	86.8%	83.6%	88.0%	85.1%
Adjusted medical benefits ratio(a)	87.7%	86.7%	89.1%	88.3%

Medicare Health Plans Segment (GAAP):
Premium revenue	$1,316.6	$987.5	$2,411.3	$1,961.6
Medical benefits expense	1,136.9	831.9	2,045.1	1,656.1
Medical benefits ratio	86.4%	84.2%	84.8%	84.4%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$225.6	$224.7	$493.7	$474.9
Medical benefits expense	195.2	168.9	455.0	404.7
Medical benefits ratio	86.5%	75.1%	92.2%	85.2%

Total Company:
Adjusted premium revenue( a)	$4,262.4	$3,504.7	$8,179.5	$6,955.4
Medicaid premium taxes	31.2	27.6	61.1	54.8
ACA industry fee reimbursement	—	58.3	—	116.4
Premium revenue (GAAP)	4,293.6	3,590.6	8,240.6	7,126.6

Medical benefits expense	3,719.0	2,988.9	7,197.6	6,050.8

Medical benefits ratio (GAAP)	86.6%	83.2%	87.3%	84.9%
Adjusted medical benefits ratio(a)	87.3%	85.3%	88.0%	87.0%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of investigation costs and Universal American-related transaction and integration costs for 2017, and investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs for 2016.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Company premium revenue:
As determined under GAAP	$4,293.6	$3,590.6	$8,240.6	$7,126.6
Medicaid premium taxes	(31.2)	(27.6)	(61.1)	(54.8)
ACA industry fee reimbursement	—	(58.3)	—	(116.4)
Adjusted premium revenue(a)	$4,262.4	$3,504.7	$8,179.5	$6,955.4

SG&A Expense:
As determined under GAAP	$365.5	$278.0	$667.9	$546.9
Adjustments:
Investigation costs	(3.2)	(6.0)	(6.3)	(12.5)
Transaction and integration costs	(25.6)	—	(26.7)	—
Sterling divestiture costs	—	(2.0)	—	(1.7)
PBM transitory costs	—	—	—	(4.9)
Iowa SG&A costs	—	—	—	(5.2)
Adjusted SG&A Expense(a)	$336.7	$270.0	$634.9	$522.6

SG&A expense ratio:
As determined under GAAP	8.5%	7.7%	8.1%	7.7%
Effect of Medicaid premium taxes	0.1%	0.1%	0.1%	0.1%
Effect of ACA industry fee reimbursement	—%	0.1%	—%	0.1%
Effect of SG&A expense adjustments above(a)	(0.7)%	(0.2)%	(0.4)%	(0.4)%
Adjusted SG&A expense ratio(a)	7.9%	7.7%	7.8%	7.5%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following tables present applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended June 30, 2017				For the Three Months Ended June 30, 2016
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$365.5	$(28.8)	(a)	$336.7	$278.0	$(8.0)	(a)	$270.0
Depreciation and amortization	$29.3	$(8.3)		$21.0	$21.7	$(2.6)		$19.1
Loss on extinguishment of debt	$26.1	$(26.1)		$—	$—	$—		$—
Income tax expense	$40.6	$23.9	(b)	$64.5	$115.9	$1.9	(b)	$117.8
Effective tax rate	35.4%	0.9%	(b)	36.3%	56.1%	(1.9)%	(b)	54.2%
Net income	$74.1	$39.3		$113.4	$90.8	$8.7		$99.5
Net income margin	1.7%	1.0%		2.7%	2.5%	0.3%		2.8%

Earnings per share:
Basic	$1.67	$0.88		$2.55	$2.05	$0.20		$2.25
Diluted	$1.65	$0.87		$2.52	$2.04	$0.19		$2.23

	For the Six Months Ended June 30, 2017				For the Six Months Ended June 30, 2016
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$667.9	$(33.0)	(a)	$634.9	$546.9	$(24.3)	(a)	$522.6
Depreciation and amortization	$53.2	$(11.5)	(b)	$41.7	$42.5	$(5.1)	(b)	$37.4
Loss on extinguishment of debt	$26.1	$(26.1)		$—	$—	$—		$—
Income tax expense	$76.5	$26.6	(c)	$103.1	$167.0	$10.8	(c)	$177.8
Effective tax rate	35.1%	0.6%	(c)	35.7%	56.5%	(1.8)%	(c)	54.7%
Net income	$141.4	$44.0		$185.4	$128.6	$18.6	(b)	$147.2
Net income margin	1.7%	0.6%		2.3%	1.8%	0.3%		2.1%

Earnings per share:
Basic	$3.18	$0.99		$4.17	$2.91	$0.42		$3.33
Diluted	$3.15	$0.98		$4.13	$2.89	$0.42		$3.31

(a) Comprised of investigation costs and Universal American-related transaction and integration costs for 2017, and investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs for 2016, as disclosed in the “Reconciliation of Selling, General and Administrative Expense Ratios” table.

(b) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the non-GAAP adjustments. Refer to the basis of presentation for a discussion of non-GAAP financial measures.